Form 10-K, Exhibit 13
period 2006-12-31
Wilber CORP
filed 2007-03-13
CIK 709942

Exhibit 13

Annual Report to Shareholders

The following shareholder information was not previously provided in the Annual Report on Form 10-K:

Corporate Offices
The Wilber Corporation
245 Main Street
P.O. Box 430
Oneonta, New York 13820

Annual Meeting of Shareholders
The annual meeting of The Wilber Corporation will be held on April 27, 2007 at 10:00 a.m. at the Foothills Performing Arts Center, 24 Market Street, Oneonta, New York 13820.

Annual Report on Form 10-K
For the 2006 fiscal year, The Wilber Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.

Shareholders may also obtain a copy free of charge by writing to The Wilber Corporation, 245 Main Street, Oneonta, New York, Attention: Secretary.

Stock Transfer Agent & Registrar
Shareholders wishing to change its name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:
Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Regulatory Counsel
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
KPMG LLP
515 Broadway
Albany, New York 12207

Directors and Executive Officers

Board of Directors
Brian R. Wright, Chairman
Alfred S. Whittet, Vice Chairman
Douglas C. Gulotty, President and Chief Executive Officer
Mary C. Albrecht
Olon T. Archer
Thomas J. Davis
Joseph P. Mirabito
James L. Seward
Geoffrey A. Smith
David F. Wilber, III

Executive Officers
Joseph E. Sutaris, Secretary, Treasurer and Chief Financial Officer

88-K