Form 10-K, Exhibit 13
period 2008-12-31
Wilber CORP
filed 2009-03-13
CIK 709942

Exhibit 13

Annual Report to Shareholders

The following shareholder information was not previously provided in the Annual Report on Form 10-K:

Corporate Offices
The Wilber Corporation
245 Main Street
P.O. Box 430
Oneonta, New York 13820

Annual Meeting of Shareholders
The annual meeting of The Wilber Corporation will be held on April 24, 2009 at 10:00 a.m. at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820.

Annual Report on Form 10-K
For the 2008 fiscal year, The Wilber Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.

Shareholders may also obtain a copy free of charge by writing to The Wilber Corporation, 245 Main Street, Oneonta, New York, Attention: Secretary or printing a copy from the following website: www.cfpproxy.com/5458

Stock Transfer Agent & Registrar
Shareholders wishing to change their name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:
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