Form 10-K, Exhibit 13
period 2010-12-31
Wilber CORP
filed 2011-03-29
CIK 709942

Exhibit 13

Annual Report to Shareholders

The following shareholder information was not previously provided in the Annual Report on Form 10-K:

Corporate Offices
The Wilber Corporation
245 Main Street
P.O. Box 430
Oneonta, New York 13820

Annual Meeting of Shareholders
In light of the pending merger of The Wilber Corporation with and into CBSI expected to close on or about April 8, 2011, the Company does not anticipate holding an Annual Meeting of Shareholders in 2011.

Annual Report on Form 10-K
For the 2010 fiscal year, The Wilber Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission.  The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.  Shareholders may also obtain a copy free of charge by writing to The Wilber Corporation, 245 Main Street, Oneonta, New York, Attention: Secretary or printing a copy from the following website: www.cfpproxy.com/5458

Stock Transfer Agent & Registrar
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
KPMG LLP
515 Broadway
Albany, New York 12207

Directors and Executive Officers

Board of Directors
Brian R. Wright, Chairman
Alfred S. Whittet, President & CEO and Vice Chairman
Mary C. Albrecht
Olon T. Archer
Thomas J. Davis
James M. Mack
Joseph P. Mirabito
James L. Seward
David F. Wilber, III

Executive Officers
Joseph E. Sutaris, Executive Vice President, Chief Financial Officer, Treasurer and Secretary